EXHIBIT 4.1


                          AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT (this "AMENDMENT"), dated as of December 8, 2000, by and between MeriStar Hotels & Resorts, Inc., a Delaware corporation (the "COMPANY"), and Continental Stock Transfer & Trust Company, a New York corporation (the "RIGHTS AGENT"), to the Preferred Share Purchase Rights Agreement (the "RIGHTS AGREEMENT"), dated as of July 23, 1998, between the Company and the Rights Agent.

                                  W H E R E A S

         The Company and the Rights Agent have previously executed and entered into the Rights Agreement;

         Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement; and

         In anticipation of the execution of and the entering into the Agreement and Plan of Merger (the "MERGER AGREEMENT"), by and among the Company, American Skiing Company ("ASC") and ASC Merger Sub, Inc., the Company and the Rights Agent wish to amend the Rights Agreement to, among other things, exclude the parties to the Merger Agreement, who would otherwise be deemed an Acquiring Person after the implementation of the terms of the Merger Agreement, from such definition of "Acquiring Person" and to terminate the Rights Agreement after the completion of the transactions contemplated by the Merger Agreement.

         Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree to amend the Rights Agreement as follows:

         1.       AMENDMENTS TO THE RIGHTS AGREEMENT.

                  1.1 Section 1(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

                           "(a) "Acquiring Person" shall mean any Person who or
which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, (iv) MeriStar and its affiliates, (v) CapStar Hotel Company, a Delaware corporation, before the Company is spun off from CapStar Hotel Company or (vi) any Merger Holder who acquires such Beneficial Ownership in the Merger. Notwithstanding anything in this definition of Acquiring Person to the contrary, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding anything in this definition of Acquiring Person to the contrary, if the Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

                  1.2 The following Sections 1(t) and 1(u) are hereby added:

                           "(t) "Merger" means the transactions contemplated by
the Agreement and Plan of Merger to be executed by and among the Company, American Skiing Company, a Delaware corporation, and a wholly owned subsidiary of American Skiing Company (as amended to date).

                           (u) "Merger Holder" means any Person who Beneficially
Owns the Common Shares of the Company as a result of the Merger."

                  1.3 Section 3 of the Rights Agreement is amended and restated in its entirety to read as follows:

                  "Section 3. ISSUE OF RIGHT CERTIFICATES. (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan or any MeriStar Affiliate) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan or, any MeriStar Affiliate) to commence, a tender or exchange offer (other than the Merger) the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then outstanding Common Shares (the earlier of such dates being herein referred to as the "Rights Distribution Date"), (x) the Rights shall be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates shall be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Rights Distribution Date, the Company shall prepare and execute, the Rights Agent shall countersign, and the Company shall send or cause to be sent (and the Rights Agent shall, if requested, send) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Rights Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. From and after the Rights Distribution Date, the Rights shall be evidenced solely by such Right Certificates."

                  1.4      The following Section 35 shall be added:

                  "Section 35. TERMINATION UPON COMPLETION OF THE MERGER. Immediately after the completion of the Merger, this Agreement and the Rights issued hereunder shall terminate and be of no further force and effect."

         2.       MISCELLANEOUS.

                  2.1 Except as expressly amended or modified herein, the provisions of the Rights Agreement are and shall remain in full force and effect.

                  2.2 In the event any provision hereof is held void or unenforceable by any court, such provision shall be severable and shall not affect the remaining provisions hereof.

                  2.3 This Amendment, together with the Rights Agreement, reflects the entire agreement among the parties and supersedes all prior agreements and communications, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

                  2.4 Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

                  2.5 THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (WITHOUT REGARD TO THE CONFLICTS OF LAWS, PRINCIPLES OF SUCH STATE).

                  2.6 This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.


                              MERISTAR HOTELS & RESORTS, INC.


                              By:  /s/  Paul W. Whetsell
                                   --------------------------------------------
                              Name:  Paul W. Whetsell
                              Title: Chief Executive Officer and Chairman of the
                                           Board


                              CONTINENTAL STOCK TRANSFER & TRUST
                              COMPANY


                              By:  /s/  Roger Bernhammer
                                   --------------------------------------------
                              Name: Roger Bernhammer
                              Title: Vice President